Exhibit 10.28

June 5, 2013

Ann Tsukamoto, Ph.D.

XXXXX

XXXXX

Dear Ann:

I am delighted to now formally offer you the newly created position of Executive Vice President, Scientific and Strategic Alliances of StemCells, Inc., with effect beginning June 6, 2013 (your “appointment date”), and subject to the following. For your convenience, I have attached a copy of the document previously shared with you describing the duties and responsibilities attached to this position.

Upon receipt of your written acceptance of this employment offer, your salary would increase from $335,000 to $350,000 per annum beginning on the appointment date. A target bonus of 40% of your base salary would still apply consistent with the Company’s practices. You would also receive, as of your appointment date, a new equity award under the Company’s 2006 Equity Plan in the form of 280,000 restricted stock units (RSUs) vesting in four equal installments over the next four years. As of today’s date, the current market value of this new award would be approximately $501,200 (280,000 x $1.79 per share). Furthermore, I am confirming our understanding that, if you accept this new appointment, any involuntary termination of your employment associated with a change of control of the Company will trigger immediate vesting of any unvested stock award held by you on the date of termination. All other terms and conditions of your employment would remain unchanged. In this new position, you would continue to report directly to me.

Ann, as I have said many times before, your leadership of the R&D function here at the Company, from its founding days to the present, has been instrumental in STEM’s emergence as the leading stem cell therapy company focused on diseases and disorders of the CNS. I firmly believe that the combination of your expertise and knowledge in the field of stem cell science, combined with the very valuable experience you have gained over the past 15 years at STEM, has prepared you well for the new and exciting challenges that await you in the new position of EVP, Scientific and Strategic Alliances.

I look forward to working with you in this new role, as you help position STEM for the exciting road ahead!

With kind regards,

/S/ Martin

Martin

Acknowledged and agreed:

/s/ Ann Tsukamoto
Ann Tsukamoto
Date: 6/5/2013